Exhibit 4.63

REMOTE HASH POWER COMPUTING SERVICE AGREEMENT

This REMOTE HASH POWER COMPUTING SERVICE AGREEMENT (the "Agreement") is made and entered into on this 15th day of July 2019 (the "Effective Date") by and between 1215542 BC Ltd. ("PROVIDER") and SPI Orange Co. Ltd. (Cayman) ("CLIENT") (collectively called the "Parties" and, individually, a "Party").

WHEREAS PROVIDER is the owner of 9,507 crypto-mining equipment and it has an existing hosting agreement with a data center in Sherbrooke, Quebec, Canada;

AND WHEREAS CLIENT wishes to engage PROVIDER to provide remote hash power computing services to Client on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements of the Parties as set forth in this Agreement, the receipt and sufficient of which is hereby irrevocably acknowledged, the Parties hereby agree as follows:

(1) PROVIDER'S RESPONSIBILITIES

During the term of this Agreement, and subject to the terms and conditions set forth in this Agreement, PROVIDER agrees to provide CLIENT with access to a web management portal, whereby CLIENT can view and access various usage statistics and perform crypto-mining operations using the hash rate provided by the PROVIDER's crypto-miners.

(2) SERVICE FEE

Both Parties agree to use PROVIDER's crypto-miners to provide remote hash power computing service to CLIENT. The number of crypto-mining equipment as of the Effective Date of this Agreement is 9,507. The PROVIDER'S monthly service fee will be based on the actual number of crypto-mining equipment that is online during the month, multiply by an agreed-upon rate of 1.5 and agreed-upon energy cost of CAD $0.073 per crypto-miner. For illustration purposes, assuming zero downtime in a month with 31 days, the monthly service fee will be CAD $774,516 (9,507 miners online x 1.5kw x 24 hours x 31 days x $0.073/kwh).

For billing purposes, an estimated monthly service fee of CAD $800,000 will be charged to CLIENT starting with the month of July 2019. The fee will be trued up every 6 months based on actual usage.

(3) GENERAL PROVISIONS

(1)	This Agreement is for a period of one-year, renewable automatically and may only be amended by written agreement of both Parties.

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REMOTE HASH POWER COMPUTING SERVICE AGREEMENT

(2)	Each Party will be excused from delays in performing or from failing to perform its obligations under this Agreement due to circumstances beyond that Party's control and which could not have been avoided by the taking of appropriate precautions; provided that the Party that is the subject of those circumstances shall use reasonable efforts to " be in a position to again perform its obligations under this Agreement as quickly as reasonably possible under the circumstances.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CLIENT	PROVIDER
SPI Orange Co. Ltd. (Cayman)	1215542 BC Ltd.

/s/ Signature illegible	/s/ Anthony S. Chan
Name:	Name: Anthony S. Chan
Title:	Title: Director

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